SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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MATTSON TECHNOLOGY, INC.
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Note: PDF provided as a courtesy

47131 Bayside Parkway
Fremont, California 94538

___________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 2, 2009

___________

The Annual Meeting of Stockholders of Mattson Technology, Inc. (the "Company") will be held at the Company's headquarters, located at 47131 Bayside Parkway, Fremont, California 94538 on June 2, 2009, at 10:00 a.m. local time for the following purposes:

  To elect two (2) Class III directors of the Company to hold office for a three-year term and until their successors are elected and qualified.

  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accountants for the year ending December 31, 2009.

  To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only stockholders of record at the close of business on April 6, 2009 will be entitled to vote at the meeting. Each of these stockholders is cordially invited to be present and vote at the meeting in person. For ten days prior to the meeting, a complete list of stockholders of record entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Company's headquarters.

In an effort to facilitate the voting process we are pleased to take advantage of new Securities and Exchange Commission rules that allow proxy materials to be furnished to shareholders on the Internet.

By Order of the Board of Directors,

Andy Moring
Chief Financial Officer, Secretary

Fremont, California
April 8, 2009

You are cordially invited to attend the meeting. However, whether or not you plan to attend the meeting in person, to ensure your representation at the annual meeting, you are urged to read this proxy statement and submit your proxy or voting instructions as soon as possible by following the instructions in the notice of Internet availability of proxy materials, which will be mailed to you on or about April 20, 2009. If you received printed copies of the proxy materials by mail, you can also vote by mail. If you later desire to revoke your proxy, you may do so at any time before it is exercised. If you vote by proxy, you may nevertheless attend the Annual Meeting of Stockholders and vote your shares in person.

MATTSON TECHNOLOGY, INC.
PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 2, 2009

___________

GENERAL INFORMATION

The Board of Directors of Mattson Technology, Inc. (the "Company") has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail, in connection with soliciting your proxy for use at the Annual Meeting of Stockholders to be held on June 2, 2009 at 10:00 a.m. local time (the "Meeting"), for the purposes set forth in the accompanying notice and at any adjournment or postponement of the Meeting. Stockholders are requested to promptly vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you receive printed copies of the proxy materials by mail, you can also vote by mail.

The date of this Proxy Statement is April 8, 2009, the approximate date on which this proxy statement, the accompanying proxy card and the Company's Annual Report are being made available to the Company's stockholders on the Internet at www.proxyvote.com through the notice and access process. The solicitation will be made through the Internet and expenses will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation material regarding the Meeting to beneficial owners of the Company's Common Stock. Original solicitation of proxies by Internet and/or mail may be supplemented, if deemed desirable or necessary, by one or more of telephone, telegram, facsimile, or personal solicitation by directors, officers, or employees of the Company. No additional compensation will be paid for any such services. We have engaged The Proxy Advisory Group, LLC. to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $10,000 in the aggregate. Except as described above, the Company does not intend to solicit proxies other than by Internet or, for those stockholders who requested to receive printed proxy materials, by mail. The Company will bear the costs of the solicitation of proxies for the Meeting.

The shares represented by any proxy voted by Internet or by mail will be voted in accordance with the instructions given on the proxy if the proxy is properly executed and is received by the Company prior to the close of voting at the Meeting or any adjournment or postponement thereof. Proxies received by the Company on which no contrary instruction has been given will be voted in accordance with the recommendations of the Board of Directors for each nominee and for each proposal.

SHARES OUTSTANDING AND VOTING RIGHTS

Only holders of shares of common stock of record as of the close of business on April 6, 2009 are entitled to vote at the Meeting. On the record date, there were issued and outstanding 49,709,288 shares of common stock. Each share of common stock is entitled to one vote on all matters to be voted upon.

The presence, in person or by duly authorized proxy, of the holders of a majority of the voting shares of common stock will constitute a quorum for the transaction of business at the Meeting and any continuation or adjournment thereof. Votes for and against, abstentions and broker non-votes (i.e., shares held by brokers or nominees which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular matter) will be counted as present in determining whether a quorum is present at the Meeting. Under rules governing brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors. Non-routine matters include amendments to equity compensation plans, including amendments to increase the share reserve under such plans.

Your execution of your proxy by Internet or by mail will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has a right to revoke it at any time by either (i) voting again by the Internet, (ii) sending a later-dated proxy by mail or sending a written revocation, provided that they are received by the Secretary of the Company prior to the Meeting, or (iii) attendance at the Meeting and voting in person.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding ownership of the Company's outstanding common stock as of March 13, 2009 by (i) each stockholder known by the Company to be the beneficial owner of more than 5 percent of the Company's outstanding shares of common stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table below and (iv) all directors and executive officers as a group. To the Company's knowledge and except as otherwise indicated below, and subject to applicable community property laws, each person named in the table has sole voting and sole investment powers with respect to all shares of common stock shown as beneficially owned by them. Applicable percentage ownership in the table is based on 49,709,083 shares of common stock outstanding as of March 13, 2009. Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission. Shares of common stock subject to options that are presently exercisable or exercisable and restricted stock units vesting within 60 days of March 13, 2009 are deemed outstanding for the purpose of computing the shares owned and percentage ownership of the person or entity holding options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

	Amount and		Percent of
	Nature of		Common
	Beneficial		Stock
Name of Beneficial Owner	Ownership		Outstanding

NWQ Investment Management Company, LLC	7,118,160	(1)	14.3%
2049 Century Park East, 4th Floor
Los Angeles, CA 90067

FMR LLC	6,438,319	(2)	13.0%
82 Devonshire Street
Boston, MA 02109

T. Rowe Price Associates, Inc.	4,443,543	(3)	8.9%
100 E. Pratt Street
Baltimore, MD 21202

The TCW Group, Inc., on behalf of the TCW Business Unit	3,623,346	(4)	7.3%
865 South Figueroa Street
Los Angeles, CA 90017

David L. Dutton	897,156	(5)	1.8%
Robert B. MacKnight	642,376	(6)	1.3%
William I. Turner	189,193	(7)	*
Kenneth G. Smith	137,375	(8)	*
Dr. Jochen Melchior	114,000	(9)	*
Shigeru Nakayama	110,249	(10)	*
Dr. Hans-Georg Betz	97,139	(11)	*
Kenneth Kannappan	96,250	(12)	*
Andy Moring	52,255	(13)	*
John C. Bolger	21,000	(14)	*
Nigel Wenden	-		*
Directors and executive officers as a group (11 persons)	2,356,993	(15)	4.7%

_______________

*	Less than 1 percent.
(1)

According to Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009 by NWQ Investment Management Company, LLC. ("NWQ"), as of December 31, 2008 NWQ had sole voting power over 6,620,914 shares and sole dispositive power over 7,118,160 shares of the Company's common stock, which shares are owned by investment advisory clients of NWQ.

(2)

According to the Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009 by FMR, LLC. ("FMR"), as of December 31, 2008 FMR had sole voting power over zero (0) shares and sole dispositive power over 6,438,319 shares of the Company's common stock, which shares are owned by investment advisory clients of FMR.

(3)

According to the Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009 by T. Rowe Price Associates, Inc. ("T. Rowe Price") as of December 31, 2008 T. Rowe Price had sole voting power over 394,200 shares and sole dispositive power over 4,443,543 shares of the Company's common stock.

(4)

According to the Schedule 13G filed with the Securities and Exchange Commission on February 9, 2009 by The TCW Group, Inc. on behalf of the TCW Business Unit ("the TCW Business Unit"), as of December 31, 2008 the TCW Business Unit had shared voting power over 691,061 shares and shared dispositive power over 3,623,346 shares of the Company's common stock.

(5)

Mr. Dutton: includes 835,309 shares of the Company's common stock subject to options exercisable within 60 days of March 13, 2009 and 3,063 restricted stock units that vest within 60 days of March 13, 2009.

(6)

Mr. MacKnight: includes 641,098 shares of the Company's common stock subject to options exercisable within 60 days of March 13, 2009 and 2,000 restricted stock units that vest within 60 days of March 13, 2009.

(7)	Mr. Turner: includes 144,709 shares of the Company's common stock subject to options exercisable within 60 days of March 13, 2009.
(8)	Mr. Smith: includes 93,750 shares of the Company's common stock subject to options exercisable within 60 days of March 13, 2009.
(9)	Dr. Melchior: includes 113,500 shares of the Company's common stock subject to options exercisable within 60 days of March 13, 2009.
(10)	Mr. Nakayama: includes 94,749 shares of the Company's common stock subject to options exercisable within 60 days of March 13, 2009.
(11)	Dr. Betz: includes 62,750 shares of the Company's common stock subject to options exercisable within 60 days of March 13, 2009.
(12)	Mr. Kannappan: includes 93,750 shares of the Company's common stock subject to options exercisable within 60 days of March 13, 2009.
(13)

Mr. Moring: includes 47,185 shares of the Company's common stock subject to options exercisable within 60 days of March 13, 2009 and 81 restricted stock units that vest within 60 days of March 13, 2009.

(14)	Mr. Bolger: includes 21,000 shares of the Company's common stock subject to options exercisable within 60 days of March 13, 2009.
(15)	Includes 2,147,800 shares of the Company's common stock subject to options exercisable within 60 days of March 13, 2009 and 5,144 restricted stock units that vest within 60 days of March 13, 2009.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Report of the Compensation Committee

Overview of Executive Compensation Program

The Company's major objective is to create value for the Company's shareholders by building and maintaining leadership positions in the technologies the Company develops and the markets the Company serves in the semiconductor equipment industry. The Company's Compensation Committee is responsible for overseeing the Company's executive pay and equity programs by reviewing and evaluating them on a regular basis, and if appropriate, revising them to ensure that they support the Company's business objectives.

The objectives for the Company's executive compensation program are:

  to reward performance and link executive compensation to the creation of shareholder value;

  to align executive interests with the interests of the Company's shareholders by emphasizing the use of equity-based compensation;

  to attract and retain high-performing and highly qualified executives by compensating them at levels that are competitive with peer companies and commensurate with corporate and individual performance; and

  to optimize the use of compensation resources by strategically directing them to those areas where they will have the greatest impact on the long-term success of the Company.

Corporate Governance

Role of the Compensation Committee

The Compensation Committee (the "Committee") oversees and administers the Company's executive compensation program in accordance with the Committee Charter, which is accessible via the "Corporate Governance" link at www.mattson.com. At least annually, and usually in December of each year, the Committee meets to assess the Company's and executive officers' performance against the goals that were set for the year, and to establish compensation plans for the following year. In creating such compensation plans, the Committee reviews all components of executive compensation for consistency with the Company's compensation philosophy and considers developments in compensation practices outside of the Company.

In addition, the Committee oversees and administers the Company's compensation program for non-executive employees. The Committee has delegated to a committee comprised of the Company's Chief Executive Officer (CEO) and Chief Financial Officer (CFO) the authority to grant awards under the 2005 Equity Compensation Plan to certain employees below the executive officer level, subject to specified limitations. The limitations are that these grants must be made in accordance with the guidelines established by the Committee, the exercise prices must be at fair market value on the date of grant, and the Committee must approve all grants in excess of 25,000 shares to any single individual.

The Committee has the authority to engage independent advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The Committee currently utilizes the services of Farient Advisors, LLC. an independent executive compensation and performance advisory firm, to provide independent advice on various facets of executive compensation. At the request of the Committee, Farient Advisors, LLC. provides information, analysis, and recommendations on the competitiveness and design of the Company's executive compensation programs, the Company's goal-setting processes, the Company's executive compensation plans, the Company's change in control programs, and other aspects of compensation, as needed.

Role of Management

At least annually, and usually in December of each year followed by a meeting in January and/or March, the Committee meets with Mr. Dutton, the Company's CEO, and members of the Company's human resources department to obtain recommendations with respect to Company compensation practices and to review the information used to support these recommendations. Management makes recommendations to the Committee on the base salary, bonus awards for the previous year and targets for the following year, performance goals, and equity compensation for executive officers and certain other Company employees. The Committee considers management's recommendations in determining the compensation plan that it ultimately approves. Management also presents information on the performance of the Company and the executive officers to the Committee, and this information is used by the Committee to determine the cash bonuses for the year then ending, salary determinations for the following year, and equity compensation. The Committee discusses the executive officers' compensation with Mr. Dutton, but makes decisions with respect to Mr. Dutton's compensation without Mr. Dutton present.

Elements of Compensation

In structuring the Company's compensation program, the Committee seeks to select the types and levels of compensation that will further its goals of rewarding performance, linking executive compensation to the creation of stockholder value, attracting and retaining highly qualified employees and maximizing long-term stockholders returns. Consistent with these goals, the Company's compensation program includes a mix of salary, cash bonus, stock options, and restricted stock units. The restricted stock units include grants with service-based vesting and performance-based vesting. Based on its review of compensation practices of its peer group companies, the Committee believes that offering a mix of compensation types is necessary to compete successfully for management talent and achieve the Company's goals. The Committee evaluates the mix of compensation types periodically based on the Company's needs and prevailing market practices.

A description of each of the elements of compensation for 2008, and the role of each in the total compensation package, is described below:

Salary provides a fixed compensation to employees for their performance of ongoing job-related responsibilities. An adequate salary commensurate to the position helps the Company attract and retain talent, and provides recognition to the employee based on their level, experience and individual performance.

Short-term incentive plans include performance-based annual cash incentives for the CEO and CFO and semi-annual cash incentives for other officers. These incentives are typically based on revenue and earnings per share (EPS) objectives, with a modifier for strategic performance. These rewards encourage executives to meet or exceed financial and strategic objectives.

Long-term incentive plans provide for the grant of stock options and restricted stock awards. The restricted stock units include grants with service-based vesting and performance-based vesting. Stock price appreciation is typically linked to the financial performance of the Company. These awards help align executive interests with shareholder interests and help attract and retain talent.

Retirement and welfare benefits include medical, dental, vision, life insurance, long-term disability insurance, a tax-qualified 401(k) Plan and a non-qualified deferred compensation plan. These benefits are required to attract and retain talent, and these benefits provide employees with reasonable security.

Pay Benchmarking

The Committee believes that, on average, the Company's executive pay should be positioned at the median of the market for competitive average performance, at above market for above average performance, and conversely, at below market for below market performance. To execute this compensation positioning strategy, the Committee compares the Company's target compensation and mix for its executive officers against target compensation and mix in other companies similar to Mattson. In addition, the Committee references an expanded peer group to compare pay design and practices.

For 2008, Farient Advisors, LLC. developed a specific group of peers to provide a direct reference for pay levels of the CEO and CFO and an expanded group of peer companies to benchmark compensation design and pay practices. The specific peer group developed by Farient Advisors, LLC. consisted of companies in the semiconductor equipment industry with fiscal year 2007 revenues between $150 million and $1 billion per year. As a result of this process, two peers were added to the specific peer group for 2008 compared to 2007. For 2008, the specific group was comprised of the following companies:

Specific Peers
Advanced Energy Industries, Inc.	Formfactor, Inc
Asyst Technologies, Inc.	Kulicke & Soffa Industries, Inc.
Aviza Technology, Inc.	LTX Corporation
Axcelis Technologies, Inc.	Newport Corporation
Brooks Automations, Inc.	Rudolph Technologies Inc.
COHU, Inc.	Semitool Inc.
Credence Systems Corp.	Ultra Clean Holdings, Inc.
Cymer, Inc.	Varian Semiconductor Equipment
Electro Scientific Industries, Inc	Veeco Instruments, Inc.

The expanded peers included the following companies, which fell outside of the prescribed revenue range:

Applied Materials
KLA-Tencor Corp.
Lam Research Corp.
Novellus Systems, Inc.

In addition to using these peers, the Company also used compensation data from recognized surveys of high-technology companies to help determine market-based compensation for executive-level positions as reviewed by the Committee.

Elements and Analysis of Compensation

Base Salary

The Committee sets executive salaries on an annual basis, usually in December of each year for the following year, or at the time of promotion.

In setting base salary levels, the Committee considers a variety of factors, both quantitative and qualitative, with the ultimate goals of rewarding positive performance and remaining competitive in attracting and retaining executive talent. Base salaries are determined in accordance with each executive's position, performance, experience, skills, and market practices. In addition, the Committee takes into account the CEO's recommendations for executive positions that are reviewed by the Committee. The Committee retains the discretion to consider individual and corporate performance, prior experience, length of employment, existing and historic salary levels, internal consistency among employee pay levels, external pressures to attract and retain talent, and market conditions generally. The Committee evaluates each of these factors in its judgment; but they are not measured in any quantitative way nor is there an explicit weighting applied to these factors.

For 2008, after taking into consideration the compensation targets, management's recommendations, Company performance, and Farient Advisors, LLC. recommendations, the Committee decided to maintain the base salaries of the CEO and CFO at the 2007 levels. The Committee decided to leave base salary levels substantially unchanged in 2008 because it believed that existing salary levels were adequate in comparison to the Company's peers in the industry. For additional information on Mr. Dutton's base salary, see "Compensation of Chief Executive Officer," below.

For 2009, after taking into consideration the same factors described above, and weighing heavily the effect of the economic downturn on Company performance, the Committee decided, based on the CEO's recommendation, to decrease the CEO's salary by approximately 10 percent, and to maintain the base salaries of the other named executive officers at 2008 levels.

The annual base salaries of the executive officers paid in 2007 and 2008, and the base salaries of the executive officers established for 2009 (as determined by the Committee in December 2008), are set out in the table below:

Name and Title	2009(1)	2008	2007
David L. Dutton	$ 405,000	$ 450,000	$ 450,000
Chief Executive Officer,
President and Director
Andy Moring	$ 290,000	$ 290,000	N/A (2)
Chief Financial Officer, Secretary,
Executive Vice-President - Finance
Nigel Wenden	$ 290,000	$ 290,000	N/A (3)
Senior Vice-President - Global Business Operations
Robert B. MacKnight	N/A (4)	$ 380,000	$ 380,000
Former Chief Operating Officer and President
William I. Turner	N/A (5)	$ 320,000	$ 320,000
Former Chief Financial Officer,
Executive Vice-President - Finance

_______________

(1)

Base salary figures for 2009 represent the base salaries determined by the Committee in December 2008, and may be changed by subsequent action by the Committee or Board of Directors. Subsequent to the determination of base salaries, for the period of 2009, Mr. Dutton has voluntarily reduced his salary by 10 percent as a component of the corporate cost reduction initiatives. The reduction is reflected in the table above.

(2)	Andy Moring was appointed Chief Financial Officer, Executive Vice-President - Finance effective June 12, 2008, as reported in the Company's Form 8-K filed June 12, 2008.
(3)	Nigel E. Wenden was appointed Senior Vice-President - Global Business Operations effective July 28, 2008, as reported in the Company's Form 8-K filed July 28, 2008.
(4)

Robert B. MacKnight ceased to serve in the position of Chief Operating Officer and President effective March 31, 2008, as reported in the Company's Form 8-K filed November 14, 2007. Mr. MacKnight has entered into a separation agreement with the Company, which provides for his transition from President and Chief Operating Officer to Vice-President as reported in the Company's Form 8-K filed November 14, 2007.

(5)

William I. Turner resigned as Chief Financial Officer, Executive Vice-President - Finance effective June 12, 2008, as reported in the Company's Form 8-K filed June 12, 2008. Mr. Turner has entered into a separation agreement with the Company as reported in the Company's Form 8-K filed June 27, 2008.

Short-Term Cash Bonus

The Company's executive officers are eligible to receive cash bonuses based upon the Company's achievement of performance targets set by the Committee. The Committee believes that the practice of awarding cash bonuses based on the achievement of performance targets furthers the Company's goal of strengthening the connection between the interests of management and the Company's stockholders. Performance-based awards are also an important tool for motivating management to achieve the financial and operating results considered by the Committee to be most significant to the Company's long-term health and profitability. The short-term cash bonus is evaluated and paid annually for the CEO and CFO, and semiannually for all other employees participating in the incentive plans.

The Committee determines the executive officers' cash bonus payouts by comparing the performance of the Company against the performance targets set at the beginning of the year. The Committee normally determines the targets for the following year at the same meeting. In setting performance targets, the Committee seeks to set goals that are challenging but achievable, and take long-term industry growth rates and trends into account. The Committee may reconsider goals if market conditions change significantly.

Target and maximum bonuses are defined by reference to each executive officer's base salary. With respect to 2008, the target bonus levels as a percentage of the respective base salaries of each of the executive officers are as set out in the table below. The maximum bonus payout for each executive officer equals twice the target bonus level. Target and maximum bonus payouts did not change from 2007 to 2008.

	Target Bonus Level		Maximum Bonus Level
Name and Title	2009(1)	2008	2009(1)	2008
David L. Dutton	100%	100%	200%	200%
Chief Executive Officer,
President and Director
Andy Moring (2)	60%	60%	120%	120%
Chief Financial Officer, Secretary,
Executive Vice-President - Finance
Nigel Wenden (3)	40%	40%	80%	80%
Senior Vice-President - Global Business Operations
Robert B. MacKnight (4)	N/A	N/A	N/A	N/A
Former Chief Operating Officer and President
William I. Turner (5)	N/A	60%	N/A	120%
Former Chief Financial Officer,
Executive Vice-President - Finance

_______________

(1)	The Committee does not intend to pay out cash bonuses in 2009, but has decided to grant stock options with 2-year vesting in lieu of a performance bonus payout in 2009.
(2)	Mr. Moring was appointed Chief Financial Officer, Executive Vice-President - Finance effective June 12, 2008.
(3)	Mr. Wenden was appointed Senior Vice-President - Global Business Operations effective July 28, 2008.
(4)	Mr. MacKnight ceased to serve in the position of Chief Operating Officer and President effective March 31, 2008.
(5)	Mr. Turner resigned as Chief Financial Officer, Executive Vice-President - Finance effective June 12, 2008.

The 2008 executive bonuses were based on performance against pre-set revenue and EPS objectives. These metrics were chosen due to the importance of growth and profitability in determining Mattson's competitiveness in the semiconductor equipment industry and driving shareholder value. In addition, the Committee had discretion to increase or decrease the bonus awards by 33 percent to recognize both positively and negatively the Company's strategic performance and/or an individual's performance.

For 2008, the Company's annual objectives (and both semiannual objectives combined) were set at achieving revenue of $320 million and earnings per share (EPS) of $0.75. Each factor was weighted 50 percent. At a threshold performance level, the plan was designed to pay out 50 percent of target, and at a superior performance level, the plan was designed to pay out 200 percent of target. Payouts were limited to a percentage of the operating profit after bonus accruals and no bonuses were to be paid unless the threshold EPS goal was met. The Committee authorized no performance bonuses because the Company did not meet its EPS or revenue thresholds in 2008.

The 2007 executive bonuses were based on performance against operating margin and gross margin targets. The Company exceeded its minimum or plan threshold for the first half of 2007, but not for the entire year. Since the bonuses for the CEO and CFO are based on the results of the entire year, no payments were made to them in 2007.

In view of the recession and the deepening economic crisis, the Committee determined that it would be difficult to set meaningful goals for 2009. As a result, the Committee decided to grant stock options with 2-year vesting in lieu of a performance bonus payout in 2009. The Committee determined that stock options would help retain key talent over the foreseeable future, keep management focused on managing the Company through the current economic downturn, align participants with shareholder interests, help preserve cash, and provide significant potential upside compensation for recipients. Management developed recommendations on who should participate in the program and the grants to each individual based on an assessment of the potential impact of each individual on the Company's future success, competitive pay and retention considerations. In December 2008, the Committee approved management's recommendations based on the considerations discussed above and based on the favorable opinion of its external consultant, Farient Advisors, LLC..

QPR Plan

In addition to the cash bonuses discussed under "Short-Term Cash Bonus," all Company employees, including its executive officers, have in the past been eligible for a quarterly cash bonus under the Company's Quarterly Profit Reward Plan (the "QPR Plan"). The QPR Plan awards are based upon the Company's targeted operating margin (defined as operating income as a percentage of revenue) in the relevant quarter. During 2008 and 2007, no payments were to be made against the QPR Plan until the Company achieved an operating margin of 5%, with payments increasing as operating margin increased above 5%. For 2008 and 2007, at 6 percent, 10 percent, 15 percent and 20 percent operating margins, the per employee payouts were estimated to be $94, $470, $940 and $1,411, respectively. In 2008 and 2007, the quarterly awards under the QPR Plan were not subject to a maximum amount in order to give eligible employees the potential to more fully participate in the positive financial results of the Company. Given the economic downturn, the QPR Plan is suspended for 2009 and no payments will be made under this Plan.

In 2008, no payouts were made under the Plan. In 2007, Mr. Dutton, Mr. MacKnight and Mr. Turner each received $1,042 under the QPR Plan.

Stock Options and Restricted Stock Units

In addition to linking executive officers' bonuses to Company performance, the Company seeks to align the interests of stockholders and executive officers by making equity-based compensation a significant component of its executive compensation packages. The Company awards stock options and restricted stock units ("RSU") under its 2005 Equity Incentive Plan. The Committee believes that granting a mix of stock options and RSUs over time is an effective plan design as it provides a balance between performance and retention incentives while controlling share dilution.

The Company generally makes grants of stock options and RSUs to eligible employees, including its executive officers, upon commencement of employment and on an annual basis. It also makes periodic grants in connection with employee promotions and other special awards. Annual equity compensation awards to executive officers are determined by the Committee at its December meeting or shortly thereafter. The grant date of all annual grants will be the opening date of the Company's first quarter stock trading window (i.e., the third trading day after the Company's fourth quarter earnings release). Grant dates for new hire grants are the date the employee begins work; provided that, if such date is during a trading blackout period, awards will be granted on the first day after the next trading window opens. Grant dates for promotional or special award grants are the opening date of the Company's stock trading window immediately following such promotion or special award notification.

All stock options are granted with an exercise price equal to their fair market value on the date of grant, which is equal to the closing sale price of the Company's common stock as quoted on the NASDAQ Global Select Market on the date of grant. Except as set out below, all options vest over a period of four years at a rate of 25 percent after one year and 1/48th of the initial amount granted each month thereafter, conditioned upon continued employment with the Company through each vesting date. All grant vesting is conditioned upon continued employment with or service to the Company through each vesting date.

Restricted stock units granted in 2007 and 2008 generally vest over a 4-year period. On occasion, the Company grants restricted stock units for varying purposes with different vesting schedules.

When determining the number and terms of stock options and RSUs to be granted to an individual, the Committee considers individual performance, overall contribution to the Company, retention, and peer group data regarding long-term incentive compensation. In its peer group benchmarking, the Company compares the total value of its stock option and RSU grants against market data collected by the Company's external consultant, Farient Advisors, LLC. from the proxy reports of the Company's peer group and from surveys of relevant compensation data.

In 2008, the Committee granted stock options to purchase shares of common stock and RSUs at a target mix of 70 percent stock options and 30 percent RSUs, as shown in the table below. The Committee approved grants to individuals based on the competitive assessment performed by Farient Advisors, LLC. as well as management's assessment of individual performance, except in the case of the CEO, who was assessed by the Company's Board of Directors. The stock option grants carry a seven-year term and four-year time-based vesting period. RSUs also carry a four-year time-based vesting period.

In March 2008, the Committee also approved a special grant of performance-based RSUs to certain executives. This plan (the "Growth Plan") is designed to motivate and reward executives for "transformative" growth of the business, as measured by achieving certain revenue growth, operating profit margin, and stock price objectives during the four year period from 2008 to 2011. These performance- based RSUs will vest in four equal increments upon the achievement of four sequentially increasing revenue goals. In order to ensure that growth does not come at the expense of profitability, no vesting will occur until certain operating profit margin and stock price thresholds have been met. Due to the severe weakness in the semiconductor equipment market, the Company believes that the revenue goals as stipulated in the Growth Plan will not be met by 2011. As a result, the Company has not recorded any stock compensation expense related to this Growth Plan in 2008. If any of these performance-based RSUs have not vested by the end of 2011, then those units will be forfeited.

Pursuant to the Growth Plan, in March 2008 Mr. Dutton received a grant of 66,000 RSUs, Mr. Moring received a grant of 37,000 RSUs, Mr. Wenden received a grant of 48,000 RSUs and Mr. Turner received a grant of 47,000 RSUs.

In February 2009, the Committee granted stock options to its executive officers and other key employees. The Committee decided to grant 100 percent stock options in 2009, and no RSUs, due to the low price of Mattson's stock at the time of the grant, the perceived upside potential of the performance of the Company, and the flexibility that stock options provide participants in terms of realizing the value of the award. These options carry the normal seven-year term and four-year ratable vesting provisions.

In February 2009, in addition to the stock options issued as discussed above, the Company granted stock options in lieu of performance bonuses in 2009. These options have a 2-year vesting period. For additional information, see "Short-Term Cash Bonus," above.

	2009		2008
	Stock		Stock
	Awards		Awards
Name and Title	Stock Options		Stock Options	Time-Based RSUs	Performance- Based RSUs
David L. Dutton	180,000	(5)	150,000	40,000	66,000
Chief Executive Officer,
President and Director
Andy Moring (1)	61,000	(6)	70,000	3,500	37,000
Chief Financial Officer, Secretary,
Executive Vice-President - Finance
Nigel Wenden (2)	27,000	(7)	100,000		48,000
Senior Vice-President - Global Business
Operations
Robert B. MacKnight (3)	N/A		N/A	N/A	N/A
Former Chief Operating Officer and President,
William I. Turner (4)	N/A		50,000	40,000	47,000
Former Chief Financial Officer,
Executive Vice-President - Finance

_______________

(1)	Mr. Moring was appointed Chief Financial Officer, Executive Vice-President - Finance effective June 12, 2008.
(2)	Mr. Wenden was appointed Senior Vice-President - Global Business Operations effective July 28, 2008.
(3)	Mr. MacKnight ceased to serve in the position of Chief Operating Officer and President effective March 31, 2008.
(4)	Mr. Turner resigned as Chief Financial Officer, Executive Vice-President - Finance effective June 12, 2008.
(5)	Includes 30,000 options with a two-year vesting given in lieu of performance bonus payouts for 2009.
(6)	Includes 16,000 options with a two-year vesting given in lieu of performance bonus payouts for 2009.
(7)	Includes 15,000 options with a two-year vesting given in lieu of performance bonus payouts for 2009.

Deferred Compensation Plan

In January 2006, the Committee implemented a non-qualified deferred compensation plan (the "NQDC Plan"), which allows eligible employees, including executive officers, and members of the Board of Directors to voluntarily defer receipt of a portion of their base salaries, cash bonuses or directorship fees, as the case may be, thereby allowing the participating employee or director to defer taxation on such amounts. The NQDC Plan is offered to eligible employees in order to allow them to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as the Company's 401(k) Plan, discussed below. In addition, the Company, acting through the Board of Directors, may make discretionary contributions to the accounts of one or more NQDC Plan participants. The Committee determined the terms of the NQDC Plan after consulting with Pen-Cal Administrators, a NQDC management agency.

In 2007 and 2008, there were no discretionary contributions made by the Board of Directors to NQDC Plan accounts. All earnings or losses under the NQDC Plan were based on the market performance of the investments selected at the direction of the individual participant.

The Company believes that the NQDC Plan is an important component of the total compensation package that it uses to attract and retain management talent. The NQDC Plan is evaluated for competitiveness in the marketplace from time to time.

Employee Stock Purchase Plan

The Company's Employee Stock Purchase Plan ("ESPP") permits Company employees, including the executive officers, to have a portion of their regular earnings withheld over a six-month period to purchase shares of the Company's common stock on a discounted basis. The price paid for common stock purchased through the ESPP is equal to 90 percent of the closing price per share of the Company's common stock on the NASDAQ Global Select Market on the date preceding the purchase date. Several of the executive officers participate in the ESPP.

401(k) Plan

The Company maintains a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all employees are eligible to receive matching contributions from the Company. The Company contributes an amount equal to each participating employee's contribution to his or her 401(k) account, up to a maximum of three percent of such employee's base salary. The matching contribution for the 401(k) Plan for 2008 was $1,400 for Mr. Dutton, $10,860 for Mr. Moring, $3,012 for Mr. Wenden, $6,308 for Mr. MacKnight and $7,042 for Mr. Turner based on each executive's level of contribution to the plan. The Company's matching contribution to the 401(k) Plan has been temporarily suspended since March 2009 as part of the cost reduction initiatives employed the Company.

Other Compensation

The Company offers a number of other benefits to its executive officers pursuant to benefit programs that are provided to the Company's broad-based employee population, including medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, relocation/expatriate programs and services, educational assistance, employee assistance and certain other benefits. The Company believes that these benefits are necessary for the Company to compete effectively for employee talent and that the availability of these benefits programs enhances employee health, productivity and loyalty to the Company. These generally available benefits do not directly factor into decisions regarding executive officers' total compensation packages.

In order to compete effectively for employee talent, the Company may provide for a hire-on bonus as an incentive. During 2008, a hire-on bonus of $100,000 was paid to Mr. Wenden and a sabbatical allowance of $51,154 was paid to Mr. MacKnight as part of his separation agreement. During 2006, a hire-on bonus of $66,556 and a relocation allowance of $50,000 were paid to Mr. Turner.

Compensation of Chief Executive Officer

The Committee reviews Mr. Dutton's total compensation package on an annual basis in December and January. When conducting this review, the Committee considers Mr. Dutton's contributions to the Company's performance and peer benchmark data.

Compensation for the CEO differs from pay practices for the Company's other executive officers based on the CEO's level of responsibility and accountability for overall corporate performance. As a result, the CEO's targeted compensation is materially greater than that of other executives, has a higher risk-reward ratio and is tied more closely to the Company's financial performance. These differences are also reflected in the peer benchmark data.

As noted above, the Committee did not award Mr. Dutton a cash bonus for 2007 or 2008, as the Company did not meet the financial performance targets warranting a payout. In addition, Mr. Dutton did not receive a salary increase for 2008, as such an increase was not warranted based on market pay comparables. For the period of 2009 Mr. Dutton has voluntarily reduced his salary by 10 percent as a component of the corporate cost reduction initiatives.

At the beginning of 2008, the Committee awarded Mr. Dutton 150,000 stock options and 40,000 restricted stock units, based primarily on its benchmarking analysis. The aggregate grant date fair market value of these awards was approximately $0.7 million. The Committee also awarded Mr. Dutton 66,000 performance based RSUs under the Growth Plan that will vest upon the achievement of sequentially increasing revenue goals. See "Stock Options and Restricted Stock Units," above.

In February 2009, the Committee awarded Mr. Dutton stock options. This award consisted of a annual grant of 150,000 options with a four year vesting period, and an additional 30,000 options with a two year vesting period designed to reward Mr. Dutton for his continued focus on managing the Company through the current difficult economic climate and in lieu of his annual bonus compensation. See "Short-Term Cash Bonus," above.

Post-Employment Compensation

The Company recognizes that it is possible that it could undergo a change of control, and that this possibility could result in the departure or distraction of the executive officers to the detriment of the Company and its stockholders. Consequently, the Company has entered into agreements with its executive officers and other senior executives that provide them with certain benefits upon the termination of their employment following a change of control of the Company. These benefits include the continuation of salary and medical and dental insurance coverage and the accelerated vesting of stock awards. The Company believes that these agreements will help to maintain the continued focus and dedication of the executive officers to their assigned duties without the distraction that could result from the possibility of a change of control, and that these agreements represent common market practice in the industry.

In September of 2008, the Committee conducted a review of competitive market practices for change-of-control with the assistance of Farient Advisors, LLC. and with feedback from management. Based on this assessment, the Committee approved a number of changes to the Company's severance and change of control practices, including:

  Increased the severance for the CEO following a termination by the Company without cause after a change-of-control from 12 to 24 months salary, plus 100 percent of his target annual bonus.
  Increased the severance for the CFO following a termination by the Company without cause after a change-of-control from 9 to 12 months salary, plus 100 percent of his target annual bonus.
  Provided a severance benefit to certain other senior executives following a change of control equal to 6 months salary, plus 100 percent of each executive's target semi-annual bonus.

These changes were made consistent with the Committee's understanding of prevailing market practices for executives at similar public companies.

For additional information on these change of control agreements, see "Executive Compensation-Employment Contracts, Termination of Employment and Change in Control Agreements," below.

Accounting and Tax Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the "Code") imposes limitations on the deductibility for federal income tax purposes of compensation over $1.0 million paid to certain executive officers in a taxable year. Compensation above $1.0 million may only be deducted if it is "performance-based compensation" within the meaning of the Code. Income from options granted under the Company's stock option plan would generally qualify for a deduction under these restrictions so long as the options are granted by a committee whose members are non- employee directors. Income from restricted stock units with time-based vesting will not qualify for a deduction under these restrictions. The Committee believes that at the present time it is unlikely that the salary and bonus compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1.0 million. However, it is possible that the vesting of restricted stock units in the future could cause a payment that is subject to the deduction limit. The Committee has established a policy for determining the forms of incentive compensation awarded to its executive officers that qualify as "performance-based compensation," namely achievement of corporate goals and individual objectives. The Committee intends to continue to evaluate the effects of the Code and any U.S. Treasury regulations and the advisability of qualifying its executive compensation for deductibility of such compensation. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable.

Taxation of "Parachute" Payments and Deferred Compensation

Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceed certain limits, and that the Company or its successor could lose a deduction on the amounts subject to the additional tax. The Company has not provided any executive officer with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G.

Section 409A of the Code also imposes additional significant taxes in the event that an executive officer, director or service provider receives "deferred compensation" that does not meet the requirements of Section 409A. To assist in the avoidance of additional tax under Section 409A, the Company has structured its NQDC Plan and equity awards in a manner intended to comply with the applicable Section 409A requirements.

Accounting for Stock-Based Compensation

The Company has expensed stock option grants under Financial Accounting Standards Board (FASB) Statement No. 123(R), Share-Based Payment, (SFAS No. 123(R)) beginning in 2006. SFAS No. 123(R) requires companies to include the fair value of equity compensation as a compensation expense in their income statements. In 2005, the Company adopted the 2005 Equity Incentive Plan, in part to give it the flexibility to grant such other forms of equity-based compensation to enable it to control compensation expense, as necessary.

Executive Compensation

Summary Compensation Table for the Years Ended December 31, 2008, 2007 and 2006

The following table presents information for the years ended December 31, 2008, 2007 and 2006 regarding the compensation paid to the Company's CEO and each of the Company's other executive officers.

							Change in
						Non-Equity	Pension
						Incentive	Value and	All
						Plan	Nonqualified	Other
				Stock	Option	Comp-	Deferred	Comp-
			Bonus	Awards	Awards	ensation	Compensation	ensation
Name and Title	Year	Salary	(1)	(2)	(2)	(3)	Earnings (4)	(5)	Total
David L. Dutton	2008	$ 450,000	—	$ 183,520	$ 458,767	—	—	$ 4,230	$ 1,096,517
Chief Executive Officer,	2007	$ 450,000	—	$ 127,019	$ 341,137	$ 1,042	—	$ 3,529	$ 922,727
President and Director	2006	$ 450,000	—	$ 66,344	$ 152,294	$ 139,939	—	$ 4,357	$ 812,934

Andy Moring (6)	2008	$ 275,532	—	$ 7,516	$ 137,941	—	—	$ 13,053	$ 434,042
Chief Financial Officer,	2007	—	—	—	—	—	—	—	—
Secretary, Executive	2006	—	—	—	—	—	—	—	—
Vice-President - Finance

Nigel Wenden (7)	2008	$ 117,115	$ 100,000	—	$ 20,939	—	—	$ 3,415	$ 241,469
Senior Vice-President -	2007	—	—	—	—	—	—	—	—
Global Business Operations	2006	—	—	—	—	—	—	—	—

Robert B. MacKnight (8)	2008	$ 398,065	—	$ 85,260	$ 291,574	—	—	$ 60,975	$ 835,874
Former Chief Operating Officer	2007	$ 380,000	—	$ 83,073	$ 280,989	$ 1,042	—	$ 7,350	$ 752,454
and President	2006	$ 378,538	—	$ 43,598	$ 161,093	$ 88,828	—	$ 12,748	$ 684,805

William I. Turner (9)	2008	$ 246,969	—	$ 60,202	$ 354,683	—	—	$ 7,911	$ 669,765
Former Chief Financial Officer,	2007	$ 320,000	—	$ 3,968	$ 241,306	$ 1,042	—	$ 8,023	$ 574,339
Executive Vice-President -	2006	$ 110,769	$ 66,556	—	$ 55,553	$ 10,793	—	$ 53,086	$ 290,757
Finance

_______________

(1)	Mr. Wenden received a hire-on bonus in August 2008. No other bonuses were paid during 2008. Mr. Turner received a hire-on bonus in August 2006.
(2)

Amounts shown are the compensation cost recognized by the Company and not compensation amounts received. The compensation cost for stock and option awards are related to grants of restricted stock units and stock options. Compensation cost is measured based on the intrinsic value of the shares at each measurement date. For more information regarding the methods used in determining compensation expense under SFAS No. 123(R), refer to the notes to the Company's consolidated financial statements included in the Company's 2008 Annual Report on Form 10-K for the year ended December 31, 2008 (the "2008 Annual Report on Form 10-K").

(3)

Non-Equity Compensation includes two bonus plans for 2008, 2007 and 2006. The Company has a quarterly profit reward plan available to all employees, based on achievement of certain operating income targets. In 2008, Messrs. Dutton, Moring, Wenden, MacKnight and Turner did not receive any amounts under this plan. In 2007, Messrs. Dutton, MacKnight and Turner each received $1,042 under this plan. In 2006, Messrs. Dutton, MacKnight each received $1,823 under this plan and Mr. Turner received $500 under this plan. The Company also has a bonus plan for executive officers, senior management and certain other employees. For 2008, Messrs. Dutton, Moring, Wenden, MacKnight and Turner did not receive any amounts under this plan. For 2007, Messrs. Dutton, MacKnight and Turner did not receive any amounts under this plan. For 2006, the plan set targeted levels of net income, days sales outstanding and inventory turns, and bonus amounts were determined based on achievement against targets. For 2006, Mr. Dutton received $138,116, Mr. MacKnight received $87,005 and Mr. Turner received $10,293 under this plan.

(4)

Deferred compensation earnings or losses have been excluded from the table above as such earnings were solely based on investment performance and did not represent preferential or above market earnings.

(5)

All other compensation includes Company matching funds for 401(k) plans, the intrinsic value realized by participation in the Company's ESPP plan, the value of excess group life policies and the payment of sabbatical and relocation allowances. For Mr. MacKnight, the 2008 amount also includes a sabbatical allowance of $51,154 that was paid in accordance with his separation agreement. For Mr. Turner, the 2006 amount also includes a relocation allowance of $50,000 that was paid in accordance with his employment agreement.

(6)	Mr. Moring was appointed Chief Financial Officer, Executive Vice-President - Finance effective June 12, 2008. Mr. Moring was not an executive officer in 2007 and 2006.
(7)	Mr. Wenden was appointed Senior Vice-President - Global Business Operations effective July 28, 2008.
(8)	Mr. MacKnight ceased to serve in the position of Chief Operating Officer and President effective March 31, 2008.
(9)	Mr. Turner resigned as Chief Financial Officer, Executive Vice-President - Finance effective June 12, 2008.

Plan-based Awards Granted During the Year Ended December 31, 2008

The following table provides the specified information concerning plan-based awards made during the year ended December 31, 2008 to the persons named in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price	Grant Date Fair Value of Stock
Name and Title	Grant Date	Thresh- hold	Target	Max- imum	Thresh- hold	Target	Max- imum	Stock or Units	Underlying Options	of Option Per Share	and Option Awards (1)
David L. Dutton	01/01/08	—	$ 450,000	$ 900,000	—	—	—	—	—	—	—
Chief Executive Officer,	02/04/08	—	—	—	—	—	—	—	150,000	$ 5.86	$ 441,885
President and Director	02/04/08	—	—	—	—	—	—	40,000	—	$ 5.86	$ 234,400
	03/11/08	—	—	—	—	66,000	—	—	—	$ 5.96	—

Andy Moring (2)	01/01/08	—	$ 174,000	$ 348,000	—	—	—	—	—	—	—
Chief Financial Officer,	02/04/08	—	—	—	—	—	—	—	20,000	$ 5.86	$ 58,918
Secretary, Executive	06/27/08	—	—	—	—	—	—	—	50,000	$ 4.98	$ 123,030
Vice-President - Finance	02/04/08	—	—	—	—	—	—	3,500	—	$ 5.86	$ 20,510
	03/11/08	—	—	—	—	37,000	—	—	—	$ 5.96	—

Nigel Wenden (3)	01/01/08	—	$ 116,000	$ 232,000	—	—	—	—	—	—	—
Senior Vice-President -	08/04/08	—	—	—	—	—	—	—	100,000	$ 4.22	$ 205,310
Global Business Operations	08/04/08	—	—	—	—	48,000	—	—	—	$ 4.22	—

Robert B. MacKnight (4)	02/04/08	—	—	—	—	—	—	—	—	—	—
Former Chief Operating Officer	02/04/08	—	—	—	—	—	—	—	—	—	—
and President	03/11/08	—	—	—	—	—	—	—	—	—	—

William I. Turner (5)	02/04/08	—	—	—	—	—	—	—	50,000	$ 5.86	$ 147,295
Former Chief Financial Officer,	02/04/08	—	—	—	—	—	—	40,000	—	$ 5.86	$ 234,400
Executive Vice-President -	03/11/08	—	—	—	—	—	—	47,000	—	$ 5.96	—
Finance

_______________

(1)

Grant date fair value is calculated in accordance with SFAS No. 123(R). The Company uses the Black-Scholes model to calculate fair value to determine stock option-based compensation expense. For more information regarding the assumptions used in determining grant date fair value under SFAS No. 123(R), refer to the notes to the Company's consolidated financial statements included in the Company's 2008 Annual Report on Form 10-K.

(2)	Mr. Moring was appointed Chief Financial Officer, Executive Vice-President - Finance effective June 12, 2008.
(3)	Mr. Wenden was appointed Senior Vice-President - Global Business Operations effective July 28, 2008.
(4)	Mr. MacKnight ceased to serve in the position of Chief Operating Officer and President effective March 31, 2008.
(5)	Mr. Turner resigned as Chief Financial Officer, Executive Vice-President - Finance effective June 12, 2008.

Option awards granted in 2008 to executive officers were granted under the Company's 2005 Equity Incentive Plan and have seven-year terms. All options were granted with an exercise price equal to fair market value of the Company's common stock on the date of grant (i.e., the closing sale price as quoted on the NASDAQ Global Select Market on the date of grant). Except as set forth below, all options vest over a period of four years at a rate of 25 percent after one year and 1/4th of the initial amount granted each year thereafter, conditioned upon continued employment with the Company.

Restricted stock unit awards granted in 2008 to executive officers were granted under the Company's 2005 Equity Incentive Plan. Except as set forth below, all restricted stock units vest over a period of four years at a rate of 25 percent after one year and 1/4th of the initial amount granted each year thereafter, conditioned upon continued employment with the Company.

Performance based restricted stock unit awards granted in 2008 to executives officers vest in the year following the fiscal year in which each revenue goal has been met. The RSUs vest in four equal tranches upon the achievement of four sequentially increasing revenue performance targets.

Equity Awards Outstanding at December 31, 2008

The following table provides information as of December 31, 2008 regarding unexercised options and unvested restricted stock units held by each of the Company's executive officers. A table legend describing the amounts included in each column is included below the table.

	Option Awards						Stock Awards
Name and Title	I	II		III	IV	V	VI		VII	VIII		IX (1)
David L. Dutton	22,500	—		—	$ 7.06	05/20/09	—		—	—		—
Chief Executive Officer,	15,000	—		—	$ 15.25	12/16/09	—		—	—		—
President and Director	40,000	—		—	$ 10.44	01/02/11	—		—	—		—
	200,000	—		—	$ 7.65	12/13/11	—		—	—		—
	60,000	—		—	$ 6.95	01/22/12	—		—	—		—
	5,466	—		—	$ 1.90	09/23/12	—		—	—		—
	40,000	—		—	$ 3.08	11/08/12	—		—	—		—
	6,383	—		—	$ 2.35	01/15/13	—		—	—		—
	80,000	—		—	$ 2.23	04/10/13	—		—	—		—
	1,705	—		—	$ 8.80	09/09/13	—		—	—		—
	1,000	—		—	$ 12.29	12/29/13	—		—	—		—
	626	—		—	$ 12.00	03/01/14	—		—	—		—
	100,000	—		—	$ 11.03	03/12/14	—		—	—		—
	100,000	—		—	$ 9.25	03/08/15	—		—	—		—
	54,166	27,084	(2)	—	$ 11.92	04/04/13	—		—	—		—
	31,250	93,750	(3)	—	$ 8.81	02/05/14	—		—	—		—
	—	150,000	(4)	—	$ 5.86	02/04/15	—		—	—		—
	—	—		—	—	—	13,125	(9)	$ 18,506	—		—
	—	—		—	—	—	7,875	(10)	$ 11,104	—		—
	—	—		—	—	—	40,000	(11)	$ 56,400	—		—
	—	—		—	—	—	—		—	66,000	(12)	$ 93,060

Andy Moring (13)	33,229	21,771	(5)	—	$ 8.29	07/17/13	—		—	—		—
Chief Financial Officer, Secretary,	2,187	6,563	(3)	—	$ 8.81	02/05/14	—		—	—		—
Executive Vice-President - Finance	—	20,000	(4)	—	$ 5.86	02/04/15	—		—	—		—
	—	50,000	(6)	—	$ 4.98	06/27/15	—		—	—		—
	—	—		—	—	—	732	(10)	$ 1,032	—		—
	—	—		—	—	—	3,500	(11)	$ 4,935	—		—
	—	—		—	—	—	—		—	37,000	(12)	$ 52,170

Nigel Wenden (14)	—	100,000	(7)	—	$ 4.22	08/04/15	—		—	—		—
Senior Vice-President -	—	—		—	—	—	—		—	48,000	(12)	$ 67,680
Global Business Operations

Robert B. MacKnight (15)	75,000	—		—	$ 8.33	08/20/11	—		—	—		—
Former Chief Operating Officer and	175,000	—		—	$ 7.65	12/13/11	—		—	—		—
President	30,000	—		—	$ 3.08	11/08/12	—		—	—		—
	4,474	—		—	$ 2.85	01/14/13	—		—	—		—
	22,500	—		—	$ 2.23	04/10/13	—		—	—		—
	60,000	—		—	$ 6.95	01/22/12	—		—	—		—
	1,449	—		—	$ 8.80	09/09/13	—		—	—		—
	1,000	—		—	$ 12.29	12/29/13	—		—	—		—
	532	—		—	$ 12.00	03/01/14	—		—	—		—
	75,000	—		—	$ 11.03	03/12/14	—		—	—		—
	75,000	—		—	$ 9.25	03/08/15	—		—	—		—
	29,895	5,105	(8)	—	$ 7.19	07/01/12	—		—	—		—
	43,333	21,667	(2)	—	$ 11.92	04/04/13	—		—	—		—
	18,750	56,250	(3)	—	$ 8.81	02/05/14	—		—	—		—
	—	—		—	—	—	8,625	(9)	$ 97,894	—		—
	—	—		—	—	—	5,063	(10)	$ 44,605	—		—

William I. Turner (16)	5,000	—		—	$ 2.83	06/30/09	—		—	—		—
Former Chief Financial Officer,	17,000	—		—	$ 10.23	06/30/09	—		—	—		—
Executive Vice-President - Finance	12,750	—		—	$ 6.98	06/30/09	—		—	—		—
	8,500	—		—	$ 8.76	06/30/09	—		—	—		—
	77,500	—		—	$ 7.63	06/30/09	—		—	—		—
	10,417	—		—	$ 8.81	06/30/09	—		—	—		—
	13,542	—		—	$ 5.86	06/30/09	—		—	—		—

_______________

Table Legend

Option Awards
I	Number of Securities Underlying Unexercised Options Exercisable
II	Number of Securities Underlying Unexercised Options Unexercisable
III	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options
IV	Option Exercise Price
V	Option Expiration Date

Stock Awards
VI	Number of Shares or Units of Stock That Have Not Vested
VII	Market Value of Shares or Units of Stock That Have Not Vested
VIII	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested
IX	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested.
(1)

In March 2008, the Committee approved a special grant of performance-based RSUs to certain executives and other key employees. Due to the severe weakness in the semiconductor equipment market, the Company believes that the revenue goals as stipulated in the Growth Plan will not be met by 2011.

(2)	For this option award, 25 percent of the initial grant vested on April 4, 2007, and 1/48th of the initial amount vests each month thereafter.
(3)	For this option award, 25 percent of the initial grant vested on February 5, 2008, and 1/4th of the initial amount vests each year thereafter.
(4)	For this option award, 25 percent of the initial grant vests on February 4, 2009, and 1/4th of the initial amount vests each year thereafter.
(5)	For this option award, 25 percent of the initial grant vested on July 17, 2006, and 1/48th of the initial amount vests each month thereafter.
(6)	For this option award, 25 percent of the initial grant vests on June 27, 2009, and 1/48th of the initial amount vests each month thereafter.
(7)	For this option award, 25 percent of the initial grant vests on August 4, 2009, and 1/4th of the initial amount vests each year thereafter.
(8)	For this option award, 25 percent of the initial grant vested on July 1, 2006, and 1/48th of the initial amount vests each month thereafter.
(9)	For this restricted stock unit award, 25 percent of the initial grant vested on May 1, 2007, and 1/16th of the initial amount vests each quarter thereafter.
(10)	For this restricted stock unit award, 25 percent of the initial grant vested on February 5, 2008, and 1/16th of the initial amount vests each quarter thereafter.
(11)	For this restricted stock unit award, 25 percent of the initial grant vests on February 4, 2009, and 1/4th of the initial amount vests each year thereafter.
(12)	For this performance-base restricted stock unit award, the vesting is based on the achievement of specific revenue and operating profit margin targets.
(13)	Mr. Moring was appointed Chief Financial Officer, Executive Vice-President - Finance effective June 12, 2008.
(14)	Mr. Wenden was appointed Senior Vice-President - Global Business Operations effective July 28, 2008.
(15)	Mr. MacKnight ceased to serve in the position of Chief Operating Officer and President effective March 31, 2008.
(16)	Mr. Turner resigned as Chief Financial Officer, Executive Vice-President - Finance effective June 12, 2008.

Equity Awards Exercised or Vested During the Year Ended December 31, 2008

The following table provides the specified information concerning exercises of options to purchase common stock by, and restricted stock units that vested during the year ended December 31, 2008 with respect to, the persons named in the Summary Compensation Table above.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
Name and Title	On Exercise	On Exercise	On Vesting	On Vesting
David L. Dutton	—	—	14,875	$ 70,423
Chief Executive Officer,
President and Director
Andy Moring (1)	—	—	568	$ 2,772
Chief Financial Officer, Secretary,
Executive Vice-President - Finance
Nigel Wenden (2)	—	—	—	—
Senior Vice-President - Global
Business Operations
Robert B. MacKnight (3)	—	—	9,687	$ 45,849
Former Chief Operating Officer and
President
William I. Turner (4)	—	—	4,750	$ 23,951
Former Chief Financial Officer,
Executive Vice-President - Finance

_______________

(1)	Mr. Moring was appointed Chief Financial Officer, Executive Vice-President - Finance effective June 12, 2008.
(2)	Mr. Wenden was appointed Senior Vice-President - Global Business Operations effective July 28, 2008.
(3)	Mr. MacKnight ceased to serve in the position of Chief Operating Officer and President effective March 31, 2008.
(4)	Mr. Turner resigned as Chief Financial Officer, Executive Vice-President - Finance effective June 12, 2008.

Number of shares acquired on exercise includes all shares acquired upon exercise of the option, or portion of the option, without deducting shares withheld to satisfy tax obligations, sold to pay the exercise price or otherwise disposed of. Value realized is calculated by multiplying the difference between the market value, deemed to be the closing market price of the Company's common stock on the NASDAQ Global Select Market on the exercise date, and exercise price by the number of shares acquired upon exercise. For stock awards, the value realized is calculated based on the market value on the vesting date of the relevant award.

Non-Qualified Deferred Compensation

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	in Last Fiscal	Withdrawals/	Last Fiscal
Name and Title	Year (1)	Year	Year (2)	Distributions	Year End
David L. Dutton	—	—	—	—	—
Chief Executive Officer,
President and Director
Andy Moring	—	—	—	—	—
Chief Financial Officer, Secretary,
Executive Vice-President - Finance
Nigel Wenden	—	—	—	—	—
Senior Vice-President -
Global BusinessOperations
Robert B. MacKnight (3)	$ 235,548	—	$(187,806)	—	$ 327,332
Former Chief Operating Officer and
President
William I. Turner (4)	—	—	—	—	—
Former Chief Financial Officer,
Executive Vice-President - Finance

_______________

(1)

Executive contributions to the deferred compensation plan of $235,548 for Mr. MacKnight have also been included in the amount reported as salary for the year ended December 31, 2008 in the summary compensation table above.

(2)

For 2008, deferred compensation earnings were solely based on the market performance of the investments, selected at the direction of the individual employee, and did not represent preferential or above market earnings.

(3)	Mr. MacKnight ceased to serve in the position of Chief Operating Officer and President effective March 31, 2008.
(4)	Mr. Turner resigned as Chief Financial Officer, Executive Vice-President - Finance effective June 12, 2008.

Effective January 1, 2006, the Company adopted a deferred compensation plan. Under the deferred compensation plan, the Company provides eligible employees and non-employee members of its Board of Directors who participate in the plan ("Participants") the opportunity to defer a specified percentage of their base salary or retainer fees for participation on the Company's Board and Board Committees. In addition, the Company's Board of Directors may make discretionary contributions to the accounts of one or more Participants. In 2008, there were no discretionary contributions made by the Board of Directors.

Under the Plan, the Company is obligated to deliver on a future date the deferred compensation credited to a Participant's account, adjusted for any positive or negative investment results from investment alternatives selected by the Participant under the Plan (the "Obligations"). The Obligations are unsecured general obligations of the Company and rank in parity with other unsecured and unsubordinated indebtedness of the Company. The Obligations are not transferable, except upon death of a Participant. There is no trading market for the Obligations.

Employment Contracts, Termination of Employment and Change in Control Arrangements

The Company has entered into a Severance and Executive Change in Control Agreement with Mr. Dutton, the Company's CEO, and has also entered into Executive Change of Control Agreements with Mr. Moring, CFO and Mr. Wenden, Senior Vice-President - Global Business Operations. (collectively, these agreements are the "Severance Agreements"). Each Severance Agreement provides that severance benefits become payable to the executive upon the occurrence of certain types of severance events, as follows:

			Annual		Accelerated
	Type of	Continuation	Target	Continuation	Vesting
	Severance	of Salary	Bonus	of Insurance	of Stock
Name and Title	Event (1)	Benefit	Award	Benefit	Awards
David L. Dutton	I.	$ 810,000	$ 405,000	$ 40,099	$ 1,653,705
Chief Executive Officer,	II.	$ 810,000	$ 405,000	$ 40,099	$ 1,653,705
President and Director	III.	$ 405,000	—	$ 20,050	—

Andy Moring	I.	$ 290,000	$ 174,000	$ 20,050	$ 374,030
Chief Operating Officer, Secretary,	II.	$ 290,000	$ 174,000	$ 20,050	$ 374,030
Executive Vice-President - Finance

Nigel Wenden	I.	$ 145,000	$ 58,000	$ 10,025	$ 205,310
Senior Vice-President -	II.	$ 145,000	$ 58,000	$ 10,025	$ 205,310
Global BusinessOperations

_______________

(1)

The Severance Agreements with the Executive Vice-President and the Senior Vice-President identify two types of events that would trigger the benefits described above. In addition to the two identified types of events, a third type has been defined for the CEO. Each such event and the material consequences thereof under the Severance Agreements are further described below.

I. In the event that, within 12 months following a "Change in Control" of the Company (described below), any of the executive officers is terminated by the Company without "good cause" (defined as (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company, (ii) dishonesty, material breach of any agreement with the Company, or intentional misconduct, or (iii) commission of a crime involving dishonesty, breach of trust or physical or emotional harm to any person), then, upon signing a general release, the CEO is entitled to receive two times his annual salary, his annual target bonus, full vesting of all stock options and restricted stock units outstanding, and full medical and dental insurance benefits for a period of two years. The CFO, upon signing a general release, is entitled to receive one year's annual salary, his annual target bonus, full vesting of all stock options and restricted stock units outstanding, and full medical and dental insurance benefits for a period of one year. The severance benefits for the Senior Vice-President - Global Business Operations are identical to that of the CFO, except that his salary, bonus payments, and full medical and dental insurance benefits, are for a period of 6 months.

II. In the event that, within 12 months following a "Change in Control" of the Company, any of the executive officers terminates his employment with the Company for "good reason" (defined as (i) a significant reduction by the Company in the executive's annual base salary, (ii) the failure of the Company to obtain an agreement from any successor to the Company, or purchaser of all or substantially all of the Company's assets, to assume the Agreement, (iii) the assignment of the executive to duties which reflect a material adverse change in authority, responsibility or status with the Company or any successor, or (iv) the Company requiring the executive to reside or be based at a location 50 miles or more from the location where the executive was based immediately prior to the Change in Control), then, upon signing a general release, the CEO is entitled to receive two times his annual salary, his annual target bonus, full vesting of all stock options and restricted stock units outstanding, and full medical and dental insurance benefits for a period of two years. The CFO, upon signing a general release, is entitled to receive one year's annual salary, his annual target bonus, full vesting of all stock options and restricted stock units outstanding, and full medical and dental insurance benefits for a period of one year. The severance benefits for the Senior Vice-President - Global Business Operations are identical to that of the CFO, except that his salary, bonus payments, and full medical and dental insurance benefits, are for a period of 6 months.

III. In the event the Company terminates the CEO without good cause (as defined above) during a period other than within 12 months following a "Change in Control," the CEO, is entitled to receive one year's salary, and full medical and dental insurance benefits for a period of one year.

If any part of the benefits under a Severance Agreement is determined by the Company's accountants to be an excess parachute payment under Section 280G of the Internal Revenue Code, then at the executive's option, the payment will be reduced to the minimum extent necessary to have no excess parachute payment.

"Change of Control" is defined as (i) the direct or indirect sale or exchange in a single or series of related transactions by the shareholders of the Company of more than 50 percent of the voting stock of the Company, (ii) a merger or consolidation in which the Company is a party, or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; wherein the shareholders of the Company immediately before the transaction do not retain immediately after the transaction, ownership of more than 50 percent of the total combined voting power of the outstanding voting stock of the Company or the surviving corporation.

Pursuant to the Company's 2005 Equity Incentive Plan, in the event that a Change in Control of the Company, as defined therein, occurs and the acquiring corporation does not assume or substitute new options for outstanding options granted under the 2005 Equity Incentive Plan, any unexercised and unvested portions of the outstanding options will become immediately exercisable and vested in full as of the date of the Change in Control. Any option or portion thereof that is neither assumed nor substituted with new options by the acquiring corporation nor exercised as of the date of the Change in Control will terminate and cease to be outstanding effective as of the date of the Change in Control.

Pursuant to the Company's 1994 Employee Stock Purchase Plan, as amended, in the event of a proposed sale of all or substantially all of the Company's assets, or a merger or consolidation of the Company, then in the sole discretion of the plan administrator, (i) each purchase option granted under the 1994 Employee Stock Purchase Plan shall be assumed or an equivalent purchase option shall be substituted by the successor corporation, (ii) all outstanding purchase options shall be deemed exercisable on a date set by the administrator that is on or before the date of consummation of such merger, consolidation or sale or (iii) all outstanding purchase options shall terminate and the accumulated payroll deductions shall be returned to the participants.

Pension Benefits

None of the Company's executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Code of Ethics

The Board of Directors of the Company has approved a Code of Ethics and Business Conduct that applies to all employees, including the Company's Chief Executive Officer, President and Director, and Chief Financial Officer, Executive Vice-President - Finance. A copy of the Code of Ethics and Business Conduct can be found posted on the Company's website (http://www.mattson.com). To the extent permitted, the Company intends to disclose any future amendments to its Code of Ethics and Business Conduct by posting the changed version on the same website.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representation from certain reporting persons that no other reports were required, the Company believes that during 2008, its executive officers, directors and ten percent stockholders complied with all Section 16(a) filing requirements.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee, which is comprised of three independent directors, recommends to the Company's Board of Directors compensation of Company directors and officers and oversees the administration of the Company's 2005 Equity Incentive Plan.

Management of the Company has prepared the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K, and the Compensation Committee has reviewed and discussed it with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement for the Company's 2008 Meeting of Stockholders.

COMPENSATION COMMITTEE

Dr. Hans-Georg Betz, Chairman
Kenneth Kannappan
Kenneth G. Smith

April 8, 2009

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company has a classified Board of Directors consisting of two Class I directors (Kenneth Kannappan and John Bolger), three Class II directors (Dr. Hans-Georg Betz, David Dutton and Kenneth Smith) and two Class III directors (Dr. Jochen Melchior and Shigeru Nakayama). Class I, II and III directors will serve until the Annual Meetings of Stockholders to be held in 2010, 2011, and 2009, respectively, and until their respective successors are duly elected and qualified. At each Annual Meeting of Stockholders, directors are elected for a full term of three (3) years to succeed those directors whose terms expire on the Annual Meeting date.

The term of the Class III directors will expire on the date of the upcoming Annual Meeting. Accordingly, two persons are to be elected to serve as Class III directors of the Board of Directors at the Meeting. Management's nominees for election by the stockholders to those two positions are the current Class III members of the Board of Directors, Dr. Jochen A. Melchior and Shigeru Nakayama. Unless otherwise directed by stockholders, the proxyholders will vote all shares represented by proxies held by them for the election of the management nominees. In the event that either Dr. Melchior or Mr. Nakayama becomes unavailable or unable to serve as a director of the Company prior to the voting, the proxyholders will refrain from voting for the unavailable nominee and will vote for a substitute nominee in the exercise of their best judgment.

Vote Required and Recommendation of the Board of Directors

If a quorum is present for voting at the Annual Meeting, the two nominees for Class III director receiving the highest number of votes will be elected as Class III directors. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the vote.

The Board unanimously recommends a vote FOR the nominees listed herein.

The following table sets forth, for the Company's current directors, including the Class III nominees to be elected at this Meeting, information with respect to their ages as of December 31, 2008 and their background.

Name	Age	Title	Director Since
Class I directors whose terms expire at the 2010 Annual Meeting of Stockholders:
Kenneth Kannappan	49	Director (Chairman)	July 1998
John C. Bolger	62	Director	December 2006

Class II directors whose terms expire at the 2011 Annual Meeting of Stockholders: Nominees for reelection at the Annual Meeting:
Dr. Hans-Georg Betz	62	Director	January 2001
David L. Dutton	48	Director	December 2001
Kenneth G. Smith	59	Director	August 1994

Class III directors whose terms expire at the 2009 Annual Meeting of Stockholders:
Dr. Jochen A. Melchior	66	Director	January 2001
Shigeru Nakayama	73	Director	May 1996

Kenneth Kannappan has served as a director since July 1998 and Chairman since June 2008. Mr. Kannappan has served as the President and Chief Executive Officer of Plantronics, Inc., a telecommunications equipment manufacturer, since January 1999. From 1995 to 1998, Mr. Kannappan held various executive positions at Plantronics, Inc. From 1985 to 1995, Mr. Kannappan was Senior Vice President of Kidder, Peabody & Co. Incorporated, an investment banking company. Mr. Kannappan currently serves as a member of the board of directors of Plantronics, Inc.

Dr. Hans-Georg Betz has served as a director since January 2001. Dr. Betz also serves as Chairman of the Company's Compensation Committee. Since August 2005, Dr. Betz has served as President and Chief Executive Officer of Advanced Energy Industries, Inc. Dr. Betz served as Chief Executive Officer of West STEAG Partners from August 2001 until August 2005, as Chairman of the Management Board and Chief Executive Officer of STEAG Electronic Systems AG from January 1996 to July 2001, and as a member of the Management Board of STEAG Electronic Systems AG from October 1992 to July 2001. Dr. Betz served as a member of the Management Board of STEAG AG from January 1997 to July 2001.

John C. Bolger has been a director since December 2006. Mr. Bolger also serves as Chairman of the Company's Audit Committee. Mr. Bolger is a retired Vice President of Finance and Administration of Cisco Systems, Inc., a manufacturer of computer networking systems. Mr. Bolger is currently a private investor and has served as a director and as a member of the Compensation Committee of Cogent, Inc. since 2004; and Wind River Systems, Inc. since 2000; both of which are public companies. Mr. Bolger received a B.A. from the University of Massachusetts in 1969 and an M.B.A. from Harvard University in 1971. He is a Certified Public Accountant.

David L. Dutton has served as Mattson's Chief Executive Officer and Director since October 2001. Mr. Dutton also served as Mattson's President from October 2001 to June 2005 and from November 2007 to the present. From 1998 to 2000, Mr. Dutton served as Executive Vice President and Chief Operating Officer of Mattson. Mr. Dutton previously served as President of the Plasma Products Division. Mr. Dutton joined Mattson in 1994 as General Manager of the Strip/Plasma Etch division. Mr. Dutton started his career in the semiconductor industry in 1984 and held engineering management positions for wafer processing and development at Intel Corporation and Maxim Integrated Products, Inc.. Mr. Dutton serves on the Board of Directors for the Bay Area Council.

Dr. Jochen A. Melchior has served as a director since January 2001 and as Chairman of the Board from January 2001 until June 2008. Dr. Melchior served as a member of the Management Board of STEAG AG from June 1987 until December 2004, and as Chairman of the Management Board and Chief Executive Officer of STEAG AG from November 1995 until December 2004. From November 1995 until December 2004, Dr. Melchior also served as Chairman of the Supervisory Board of STEAG Electronic Systems AG. Dr. Melchior currently serves as a member of the Supervisory Boards of AXA Service AG, National-Bank AG, Kloeckner & Co, and Universitaetsklinikum Essen. He serves as Chairman of the Supervisory Board of Tecon Technologies AG.

Shigeru Nakayama has served as a director since May 1996. Since 1996, Mr. Nakayama has been a business consultant to Semiconductor Equipment and Materials International, an international association of semiconductor equipment manufacturers and materials suppliers. From 1984 to 1994, Mr. Nakayama was the President of SEMI Japan, a member of Semiconductor Equipment and Materials International.

Kenneth G. Smith has served as a director since August 1994. Mr. Smith was President, Chief Operating Officer and a Director of WaferTech, a semiconductor manufacturer, from May 1996 until April 2000. From 1991 to 1995, Mr. Smith was Vice President of Operations at Micron Semiconductor, Inc., a semiconductor manufacturer.

Board Meetings and Committees

During the year ended December 31, 2008, the Board of Directors held six meetings. During 2008, each director attended at least 75 percent of the meetings of the Board and of each of the Committees on which he served. The Board of Directors has determined that Messrs. Kannappan, Bolger, Betz, Melchior, Nakayama and Smith are each an independent director for purposes of the applicable NASDAQ listing standards. The Board of Directors of the Company has a standing Audit Committee, Compensation Committee and a Nominating and Governance Committee, each of which has a written charter. The Committee charters can be viewed at the Company's web site at http://www.mattson.com.

For a description of the principal functions of the Audit Committee, see "Report of the Audit Committee." During 2008, the Audit Committee consisted of Mr. Bolger, Mr. Kannappan and Mr. Smith, each of whom is independent for purposes of the NASDAQ listing standards. The Audit Committee held eight meetings during 2008.

The principal functions of the Compensation Committee are to set the salary and bonus earned by the CEO and other executive officers of the Company; to establish the compensation of directors for service on the Board and Board Committees of the Company; to review all components of executive officer and director compensation for consistency with the Committee's compensation philosophy as in effect from time to time; to review compensation policies applicable to the entire Company; to oversee the administration of the Company's stock option and stock purchase plans; and to perform such other duties regarding compensation for employees, consultants and directors as the Board may delegate from time to time. See "Compensation Discussion and Analysis - Corporate Governance." During 2008, the Committee consisted of Dr. Betz, Mr. Kannappan and Mr. Smith, each of whom is independent for purposes of the NASDAQ listing standards. The Compensation Committee held five meetings during 2008.

The principal functions of the Nominating and Governance Committee are to identify individuals qualified to become Board members; select, or recommend to the Board, director nominees for each election of directors; develop and recommend to the Board criteria for selecting qualified director candidates; consider committee member qualifications, appointment and removal; and recommend corporate governance principles applicable to the Company, and provide oversight in the evaluation of the Board and each committee. During 2008, the Nominating and Governance Committee consisted of Mr. Nakayama, Dr. Betz, and Mr. Bolger. Each of the members of the Nominating and Governance Committee is independent for purposes of the NASDAQ listing standards. The Nominating and Governance Committee held three meetings during 2008.

Compensation of Directors

The following table provides compensation information for the year ended December 31, 2008 for each non-employee member of the Company's Board of Directors:

Change in
Pension
Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred	All
	or Paid in	Stock	Option	Incentive Plan	Compensation	Other
Name	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Kenneth Kannappan (1)	$ 66,667	$ 6,187	$ 70,782	—	—	—	$ 143,636
John C. Bolger	$ 59,000	$ 1,363	$ 51,901	—	—	—	$ 112,264
Dr. Hans-Georg Betz	$ 52,000	$ 6,187	$ 65,607	—	—	—	$ 123,794
Dr. Jochen A. Melchior	$ 60,000	$ 6,187	$ 80,116	—	—	—	$ 146,303
Shigeru Nakayama	$ 41,000	$ 6,187	$ 60,141	—	—	—	$ 107,328
Kenneth G. Smith	$ 54,000	$ 6,187	$ 69,435	—	—	—	$ 129,622

_______________

(1)	Mr. Kannappan received $66,667 in fees during the year ended December 31, 2008, all of such fees were contributed to his non-qualified deferred compensation account.

In 2008, the Chairman of the Board received a $55,000 annual retainer, other non-employee directors received a $35,000 annual retainer, and all non-employee directors received $1,000 per Board meeting attended. The Chairman of the Audit Committee received an additional $10,000 annual retainer, the Chairman of the Compensation Committee received an additional $7,000 annual retainer, and all committee members received $1,000 per committee meeting attended. The Company reimburses its non-employee directors for travel expenses and other out-of-pocket expenses associated with attending meetings.

The Company's 2005 Equity Incentive Plan allows for the grant of options and other forms of equity to the Company's non-employee directors. Currently, each non-employee director who has continuously served on the Board for six months as of the date of the Annual Meeting of Stockholders will be granted 2,000 restricted stock units and an option to purchase 10,000 shares or, in the case of the Chairman, 2,000 restricted stock units and an option to purchase 14,000 shares, on the date of each Annual Meeting of Stockholders. In addition, each member of the Audit Committee who attends at least 75 percent of the Committee's meetings during the prior year is granted an option to purchase an additional 2,000 shares on the date of the Annual Meeting of Stockholders.

In 2009, the Chairman will receive a $70,000 annual retainer, the Chairman of the Audit Committee will receive an annual retainer of $60,000, the Chairman of the Compensation Committee will receive an annual retainer of $57,000, the Chairman of the Nominating and Governance Committee will receive a retainer of $53,000 and other non-employee Directors will receive an annual retainer of $50,000. There will be no additional payments per board or committee meeting. As a cost reduction measure, in 2009, the Board of Directors has agreed to take a ten percent reduction in compensation. During 2009, each non-employee director who has continuously served on the Board for six months as of the date of the Annual Meeting of Stockholders will be granted an option to purchase 16,000 shares or, in the case of the Chairman of the Board or the Chairs of the Audit, Compensation, and Nominating and Governance, an option to purchase 20,000 shares, on the date of each Annual Meeting of Stockholders.

Option award amounts are presented based on their grant date fair market value. Grant date fair value is calculated in accordance with SFAS No. 123(R). The Company uses the Black-Scholes model to calculate fair value to determine stock option-based compensation expense. For more information regarding the assumptions used in determining grant date fair value under SFAS No. 123(R), refer to the notes to the Company's consolidated financial statements included in the Company's 2008 Annual Report on Form 10-K.

Policy and Procedure for Director Nomination

When there is a vacancy on the Board of Directors, the Nominating and Governance Committee is responsible for evaluating candidates to fill such vacancy. The Nominating and Governance Committee is responsible for reviewing the qualifications, independence and skill of all candidates for election to the Board of Directors. The Nominating and Governance Committee does not currently have a formalized policy with regard to the assessment of director candidates. The Nominating and Governance Committee believes that is appropriate not to have any such formalized policy in order to afford the Committee with the maximum flexibility to assess and select director candidates based on the criteria deemed most relevant by the Committee at such time.

The Nominating and Governance Committee will consider director candidates recommended by stockholders of the Company, based on the same criteria that would apply to candidates identified by a Committee member. There are no specific, minimum qualifications that have been formulated by the Nominating and Governance Committee that must be met by a Nominating and Governance Committee-recommended nominee. The Nominating and Governance Committee believes that it is desirable for a majority of the Company's directors to satisfy the definition of independence for purposes of the applicable NASDAQ listing standards, and for at least one director to possess the attributes necessary to be an "audit committee financial expert."

Any stockholder who wishes to recommend a candidate for nomination as a director should submit the recommendation in writing to the Company at its principal executive offices, to the attention of the Nominating and Governance Committee, not later than 120 calendar days before the one-year anniversary of the Company's mailing of its prior year's Proxy Statement to stockholders. A stockholder recommending a person as a director candidate may be requested by the Nominating and Governance Committee to provide further information for purposes of evaluating the candidate and for the purpose of providing appropriate disclosure to stockholders.

Stockholder Communications with the Directors

Any stockholder wishing to communicate with the full Board of Directors or any individual directors regarding the Company may write to the director, c/o Andy Moring, Secretary, Mattson Technology, Inc., 47131 Bayside Parkway, M/S 2064 Fremont, California 94538. Communications from stockholders to one or more directors will be collected and organized by the Company's Corporate Secretary under procedures approved by the independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors, or to the identified director(s), as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. The Corporate Secretary may, in his discretion, not forward correspondence if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. If multiple communications are received on a similar topic, the Corporate Secretary may, at his discretion, forward only representative correspondence.

Director Attendance at Annual Stockholder Meeting

The Company typically schedules a Board meeting in conjunction with the Annual Meeting of Stockholders. The Company expects, but does not require, that all directors will attend, absent a valid reason, such as a schedule conflict. Last year, all seven members of the Board of Directors attended the Annual Meeting.

Certain Relationships and Related Transactions, and Director Independence

Other than the transactions described immediately below, during the year ended December 31, 2008 and subsequent to such date, there was no transaction or series of transactions, and there is no proposed transaction or series of transactions, to which the Company was or is a party in which the amount involved exceeded or exceeds $120,000 and in which any director, executive officer, holder of more than 5 percent of the Company's common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

In Japan, through May 2007, the Company contracted outsourced installation and repair services and sold spare parts through an unrelated party, Mattson Service Company (MSC). A director of the Company, Shigeru Nakayama, holds a minority interest in MSC. In 2007 and 2006, the value of spare parts and services transactions between the Company and MSC were $0.5 million and $4.2 million, respectively. The Company's management believes that the payments of commissions to MSC and the purchases of contract installation and repair services from MSC were on terms that represent the market value of these transactions. There were no related party transactions in 2008.

The Company has entered into indemnification agreements with certain of its directors in which the Company has agreed to indemnify such directors to the fullest extent allowable under Delaware law if any such director is made a party to any action or threatened with any action as a result of such person's service or having served as an officer, director, employee or agent of the Company or having served, at the Company's request, as an officer, director, employee or agent of another company.

Under applicable Nasdaq listing standards, a majority of the members of the Company's Board of Directors must qualify as "independent," as affirmatively determined by the Board. The Board has determined that a majority of its members are "independent" within the meaning of the Nasdaq listing standards. Specifically, the following members of the Board have been determined to be independent: Dr. Betz, Mr. Bolger, Mr. Kannappan, Dr. Melchior, Mr. Nakayama and Mr. Smith.

Consistent with the requirements of the SEC, Nasdaq and general corporate "best practices" proposals, the Board of Directors reviews all relevant transactions or relationships between each director and the Company, senior management and the Company's independent auditors. During this review, the Board considers whether there are any transactions or relationships between directors or any of their immediate family members (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of the Company's senior management or their affiliates. The Board consults with the Company's corporate counsel to ensure that the Board's determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independence," including those set forth in pertinent Nasdaq listing standards, as in effect from time to time. Each member of the Compensation Committee and the Corporate Governance and Nominating Committee of the Board is independent within the meaning of the Nasdaq listing standards, and each member of the Audit Committee is independent under applicable Nasdaq listing standards and SEC rules.

Compensation Committee Interlocks and Insider Participation

During 2008, the Compensation Committee consisted of Dr. Betz, Mr. Kannappan and Mr. Smith. No interlocking relationship exists between any member of the Company's Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accountants for the year ending December 31, 2009. Representatives of PwC are expected to be present at the Meeting, and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PwC as the Company's independent registered public accountants is not required by the Company's Bylaws or otherwise. The Company is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change could be in the best interests of the Company and its stockholders.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes present or represented by proxy and entitled to a vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, is required for approval of this proposal. Abstentions and broker nonvotes will each be counted present for purposes of determining the presence of a quorum, but will not be counted as having been voted on this proposal.

The Board unanimously recommends a vote FOR the ratification of the appointment of PwC to serve as the Company's independent registered public accountants for the year ending December 31, 2009.

Audit and Related Fees

The following table presents fees paid by the Company for professional services rendered by PwC for the years ended December 31, 2008 and 2007.

	Fiscal 2008	Fiscal 2007
Audit Fees	$ 1,150,700	$ 1,365,011
Audit-Related Fees	—	110,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$ 1,150,700	$ 1,475,011

Audit Fees represent professional services rendered for the audit of the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K, review of the interim consolidated financial statements included in quarterly reports on Form 10-Q, audit and assessment of the Company's internal controls over financial reporting and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

Audit-Related Fees represent assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees." These services include accounting consultations in connection with attestation services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees represent professional services for Federal, state and international tax compliance, tax advice and tax planning.

All Other Fees represent services other than the services reported above.

All of the services reflected in the table were pre-approved by the Audit Committee.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accountants

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services, and is generally subject to a specific budget. The independent auditors and management periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. In addition, any audit and non-audit fees for newly proposed professional services that arise during the year, or changes to previously approved fees and work, are reviewed and approved in advance of commencement of such services by the Audit Committee at their regularly scheduled meetings throughout the year. Should a situation arise that requires approval between meetings, the Audit Committee has delegated authority to its Chairman to authorize such pre-approval and report on the same at the next regularly scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company's consolidated financial statements, its system of internal controls and the independence and performance of its independent registered public accounting firm (the "independent auditors"). The Audit Committee is also responsible for the selection of the Company's independent auditors, and approves all professional services performed by the independent auditors. The Audit Committee is composed of three independent, non-employee directors and operates under a written charter adopted and approved by the Board of Directors. The charter for the Audit Committee has been amended as of the date of this Proxy Statement. The Audit Committee Charter is also available on the Company's website at http://ir.mattson.com/governance.cfm. The members of the Audit Committee at December 31, 2008 were, John Bolger (Chairman), Kenneth Kannappan, and Kenneth Smith. Each of the members of the Audit Committee is independent for purposes of the NASDAQ listing standards as they apply to audit committee members. The Board has determined that John Bolger is an "audit committee financial expert" as defined by SEC rules.

Management is responsible for the financial reporting process, for establishing and maintaining adequate internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The independent auditors have the responsibility to express an opinion on the financial statements and on the internal control over financial reporting based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (U.S.). Our responsibility is to monitor and review these processes, as well as to review the independent audit plan and the reports of the independent auditors. We rely on the information provided to us and on the representations made by management and the independent auditors.

In this context, we held eight meetings during 2008. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and the Company's independent auditors. PwC performed the audit of the Company's financial statement for 2008 as its independent auditors and has been selected by the Audit Committee to perform the audit for 2009. We discussed with the Company's management and PwC the overall scope of and plan for the 2008 audit before it was performed by PwC. We met with PwC to discuss the results of their examination.

We have reviewed and discussed with management and PwC the audited consolidated financial statements for the year ended December 31, 2008 contained in the Annual Report on Form 10-K for the year ended December 31, 2008. We also discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board.

The Company's independent auditors also provided to us the written disclosures and a letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence. We discussed with the independent auditors, their independence from the Company. When considering PwC's independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company's consolidated financial statements was compatible with maintaining their independence. We also reviewed and pre-approved, among other things, the fees paid to the independent auditors for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company's audited consolidated financial statements for the year ended December 31, 2008 be included in the Company's Annual Report on Form 10-K.

AUDIT COMMITTEE

April 8, 2009

John Bolger, Chairman
Kenneth Kannappan
Kenneth Smith

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

The Company has an advance notice provision under its bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. A stockholder proposal, to be timely, must be received at the Company's principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date the Company's proxy statement was released to stockholders in connection with the previous year's Annual Meeting of Stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year's proxy statement, or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders of the Company (i) must be received by the Company at its offices no later than December 27, 2009, and (ii) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's Proxy Statement for that meeting.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2009 Annual Meeting of Stockholders other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

THE COMPANY'S STOCKHOLDERS ARE URGED TO PROMPTLY SUBMIT THEIR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, WHICH WAS MAILED TO YOU ON OR ABOUT APRIL 20, 2009. IF YOU REQUEST PRINTED COPIES OF THE PROXY MATERIALS BY MAIL, YOU CAN ALSO VOTE BY MAIL.

By Order of the Board of Directors,

Andy Moring
Chief Financial Officer, Secretary

April 8, 2009

PROXY
MATTSON TECHNOLOGY, INC.
47131 Bayside Drive, Fremont, California 94538

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David Dutton and Andy Moring (the "Proxies"), and each of them, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote all of the shares of common stock of Mattson Technology, Inc. (the "Company") held of record by the undersigned on April 6, 2009, at the Annual Meeting of Stockholders to be held on June 2, 2009 or any adjournment or postponement thereof, as hereinafter specified upon the proposals listed below and as more particularly described in the Proxy Statement of the Company dated April 8, 2009, receipt of which is hereby acknowledged, and in their discretion upon such other matters as may properly come before the meeting.

1. To elect the following directors as Class III directors of the Company to hold office for a three-year term and until their successors are elected and qualified.

☐ FOR all nominees listed below                                 ☐ WITHHOLD AUTHORITY
    (except as written to the contrary below)

Dr. Jochen A. Melchior
Shigeru Nakayama

To withhold authority to vote for any nominee, print that nominee's name in the space provided below:
________________________________________________________

2. To ratify the appointment of PricewaterhouseCoopers LLC as the Company's independent registered public accountants for the year ending December 31, 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, the Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2.

Please sign exactly as your name appears on your stock certificates. When shares are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: ____________________ 2009

__________________________________
Signature

__________________________________
Signature if held jointly

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.